Exhibit 99.3

Provision Interactive Technologies, Inc. Executes and Completes Merger Agreement With

MailTec, Inc. and Subsidiary, ProVision Merger Corp.

March 3, 2008.

MailTec, Inc. (OTCBB:MTLE.OB), “(MailTec”) a Nevada corporation, announces that it has closed on a definitive Agreement and Plan of Merger dated as of February 14, 2008 among ProVision Merger Corp. and Provision Interactive Technologies, Inc. (the “Agreement”) through which ProVision Merger Corp., (“Merger Corp”) a wholly-owned Nevada subsidiary of MailTec has merged with and into Provision International Technologies, Inc., (“Provision”) a California corporation. Provision is a privately held-company engaged in the business of developing, producing, marketing, distributing and selling 3-D holographic arial imaging displays, and digital media.

Pursuant to the transaction, MailTec has changed its name to Provision Holding, Inc. As a result of the transaction, MailTec will have approximately 24,126,000 common shares issued and outstanding.

Established in 2001, Provision has successfully grown a significant presence internationally, and domestically market with its production of 3-D holographic displays. Provision’s product produces a projected holographic image similar to that seen in Star Wars (R2D’s projection of Princess Leah) and Back to the Future II (shark coming out of the marquee). The product is currently being marketed for state of the art advertising and digital signage solutions in the retail marketplace. Provision has contracted to provide its systems to various Fortune 500 companies.

Curt Thornton, President and CEO of Provision, stated: “Everyone at Provision is very excited about the merger into a public company. As a publicly-held company we will be able to consummate significant financing arrangements that have been established to fund the company’s business plan. Additionally, the public will be able to participate in the success of the company’s revolutionary patented product through ownership in the company.”

The Company is in the process of filing with various state and federal agencies all the documents related to the merger. Additionally, the company obtained a new CUSIP number and is in the process of obtaining the new trading symbol which reflects the name change.

Additional information may be found on the Company’s recent filing on Form 8K. See www.sec.gov.

Safe Harbor Statement

Certain statements in this press release that are not historical, but are forward looking, are subject to known and unknown risks and uncertainties, which may cause MailTec’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, MailTec’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services, commercial acceptance and viability of new services, pricing and competition, reliance upon subcontractors, the timing of new technology and product introductions, and the risk of early obsolescence. Further, Provision is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond its control, such as announcements and product development by competing product and competing service providers.